Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:
Jason Napolitano, Executive Vice President & CFO
    (970) 493-7272, Ext. 4105

Heska Announces Q2 Results

2nd Quarter Net Loss Decreased 45% Over Prior Year

LOVELAND, CO, August 15, 2005 - Heska Corporation (NASDAQ:HSKA) today reported financial results for its second quarter ended June 30, 2005.

Heska Corporation (“Heska” or the “Company”) highlights since its second quarter began in April were:

—	Amended bank agreement to include new equipment notes and extend maturity date to June 30, 2009
—	Completed headquarters relocation to a new facility at Centerra in Loveland, Colorado
—	200th U.S. patent issued

“We continue to pursue operating efficiencies, and were able to reduce our operating expenses this quarter by approximately $1.2 million as compared to the second quarter of 2004,” said Robert Grieve, Heska’s Chairman and CEO. “Despite our lower operating expenses, second quarter 2005 Core Companion Animal Health product revenue exceeded its level in the second quarter of 2004.”

Segment Product Revenue
Total product revenue for the second quarter of 2005 was $16.2 million, down 7% from $17.4 million in the second quarter of 2004. Heska Corporation’s business is comprised of two reportable segments - Core Companion Animal Health and Other Vaccines, Pharmaceuticals and Products. Product revenue from these segments is as follows:

Core Companion Animal Health    This segment includes revenue from the company’s diagnostic and monitoring instruments and supplies as well as single use, point-of-care tests, vaccines and pharmaceuticals, primarily for canine and feline use. In the second quarter of 2005, this segment generated product revenue of $13.3 million, which was up slightly as compared to product revenue in the second quarter of 2004.

Other Vaccines, Pharmaceuticals and Products    This segment includes revenue from private label vaccine and pharmaceutical production, primarily for cattle but also for other species including small mammals, horses and fish. In the second quarter of 2005, this segment generated product revenue of $2.8 million, down 31% as compared to $4.1 million in the second quarter of 2004.

Investor Conference Call
Management will conduct a conference call on Monday, August 15, 2005 at 9:00 a.m. MDT (11:00 a.m. EDT) to discuss the second quarter 2005 financial results. To participate, dial (800)218-0204 (domestic) or (303)262-2138 (international); the conference call access number is 11035775. The conference call will also be broadcast live over the Internet at http://www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback until August 29, 2005. The telephone replay may be accessed by dialing (800)405-2236 (domestic) or (303)590-3000 (international). The webcast replay may be accessed from Heska’s home page at www.heska.com until August 29, 2005.

About Heska
Heska Corporation (Nasdaq: HSKA) sells advanced veterinary diagnostic and other specialty veterinary products. Heska’s state-of-the-art offerings to its customers include diagnostic and monitoring instruments and supplies as well as single use, point-of-care tests, vaccines and pharmaceuticals. The company’s core focus is on the canine and feline markets where it strives to provide high value products for unmet needs in veterinary medicine. For further information on Heska and its products, visit the company’s website at www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska’s future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. In addition, factors that could affect the business and financial results of Heska generally include the following: uncertainties regarding our ability to raise additional capital or borrow additional cash to fund future operations as needed; uncertainties regarding the impact of revenue fluctuations or shortfalls versus our expectations on our cash flow and liquidity as many of our expenses are fixed; uncertainties regarding our ability to achieve profitability; uncertainties regarding our ability to comply with financial covenants required under our revolving line of credit agreement; inability to market, sell and distribute products successfully; uncertainties regarding the scope, enforceability and validity of patents and proprietary rights, which are subject to interpretation by administrative agencies and courts; uncertainties regarding our ability to successfully develop or commercialize products in research and development and/or supported by our patents; competition; risks regarding our reliance on third parties who we have granted substantial marketing rights to certain of our existing products; risks regarding our reliance on third-party suppliers, which is substantial; and the risks set forth in Heska’s filings and future filings with the Securities and Exchange Commission, including those set forth in Heska’s Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

Financial Table Follows (Certain prior year numbers have been reclassified to be consistent with the current year presentation.):

Consolidated Statements of Operations
In Thousands, Except per Share Amounts
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2004	2005	2004	2005

Revenue, net:
Product revenue, net:
Core companion animal health	$13,308	$13,324	$27,422	$26,180
Other vaccines, pharmaceuticals and products	4,123	2,847	6,428	6,827

Total product revenue, net	17,431	16,171	33,850	33,007
Research, development and other	365	394	687	712

Total revenue	17,796	16,565	34,537	33,719

Cost of Revenue:
Cost of products sold	11,515	10,752	21,976	21,809
Cost of research, development and other	94	288	229	467

Total cost of revenue	11,609	11,040	22,205	22,276

Gross Profit	6,187	5,525	12,332	11,443

Operating expenses:
Selling and marketing	3,792	3,428	8,240	7,227
Research and development	1,571	950	3,284	2,177
General and administrative	2,029	1,854	4,070	3,849

Total operating expenses	7,392	6,232	15,594	13,253

Loss from operations	(1,205)	(707)	(3,262)	(1,810)
Interest and other expense, net	183	60	120	265

Net loss	$(1,388)	$(767)	$(3,382)	$(2,075)

Basic and diluted net loss per share	$(0.03)	$(0.02)	$(0.07)	$(0.04)

Shares used to compute basic and diluted net loss per share	48,996	49,521	48,950	49,448

Balance Sheet Data
In Thousands
(unaudited)

	December 31,	June 30,
	2004	2005

Cash and cash equivalents	$4,982	$4,637
Total current assets	28,442	24,787
Total assets	38,724	35,247
Line of credit	10,375	9,872
Current portion of long-term debt and capital leases	302	1,586
Total current liabilities	23,269	24,070
Long-term debt and capital leases	1,466	23
Stockholders’ equity	2,579	538
###